Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 37,950,621.00		$ 5,240.98
	Total Transaction Valuation:	$ 37,950,621.00
	Total Fees Due for Filing:			$ 5,240.98
	Total Fees Previously Paid:			$ 5,240.98
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	Estimated for purposes of calculating the amount of the filing fee only. The amount is based upon the offer to purchase up to 1,531,037 Shares outstanding (approximately 25.00% of the net assets of the Fund as of March 31, 2026). The fee of $5,240.98 was paid in connection with the filing of the Schedule TO-I by SEG Partners Long/Short Equity Fund on April 1, 2026 (the "Schedule TO"). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources